Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-172136, 333-172137, 333-187287, 333-211902, 333-218556 and 333-237235) on Form S-8 and the registration statement (No. 333-231244) on Form S-3 of MTS Systems Corporation and subsidiaries of our report dated November 25, 2019, with respect to the consolidated balance sheet of MTS Systems Corporation and subsidiaries as of September 28, 2019, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the two year period ended September 28, 2019, which report appears in the October 3, 2020 annual report on Form 10-K of MTS Systems Corporation.

Our report dated November 25, 2019 on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue recognition due to the adoption of FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Minneapolis, Minnesota
December 15, 2020